Exhibit 99.1

SIGMA DESIGNS, INC. ANNOUNCES SALE OF WIRED CONNECTIVITY UNIT, INCLUDING SIGMA DESIGNS ISRAEL, S.D.I. LTD, TO INTEGRATED SILICON SOLUTION, INC.

FREMONT, Calif. February 7, 2018 – Sigma Designs, Inc.® (NASDAQ: SIGM) announced today that it has entered into a definitive agreement with Integrated Silicon Solution, Inc. (“ISSI”) to sell to ISSI its Wired Connectivity Business Unit, which includes Sigma Designs Israel, S.D.I. Ltd., a Sigma Designs subsidiary which is the operating entity for the wired connectivity business. Subject to satisfaction of closing conditions, ISSI has agreed to pay $28.0 million in cash, subject to certain adjustments based on the amount of working capital delivered at closing and a holdback of $4.2 million to secure indemnification obligations of Sigma. Sigma will continue to provide certain support services during a transition period. The parties expect to close the transaction in the first quarter of Sigma’s fiscal 2019, ending April 28, 2018. Sigma currently expects that it will not pay any taxes associated with the receipt of the transaction consideration.

Sigma Designs’ Media Connectivity Business Unit is engaged with specialty networking technology, which includes the G.hn, Home Plug and HPNA standards, which provide communications to set-top boxes, smart appliances, and other applications.

“Following the recently announced sale of Sigma’s Z-Wave business to Silicon Labs for $240.0 million, we are pleased to have found a buyer for our Wired Connectivity Business Unit that will work to move this technology forward and leverage the work accomplished at Sigma Designs. We will continue to explore alternatives to increase the available cash for distribution to shareholders through the previously reported plan to wind down or divest its remaining businesses over the next 12 months,” said Elias Nader, Interim President and CEO of Sigma Designs.

Sigma Designs

Sigma Designs, Inc.® (NASDAQ: SIGM) is a world leader in enabling smart home convergence. The company designs and builds semiconductor technologies for Internet of Things (IoT) smart home devices and other semiconductor technologies. For more information about Sigma Designs, please visit: www.sigmadesigns.com.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning the proposed sale by Sigma Designs, Inc. of the Wired Connectivity Business Unit to Integrated Silicon Solution, Inc. These statements include, but are not limited to, statements that address the benefits to Sigma of the proposed transaction, the anticipated timing of the closing of the proposed transaction, the expected tax consequences to Sigma of the proposed transaction, the statement that Sigma will continue to explore alternatives to increase the available cash for distribution to shareholders through the previously reported plan to wind down or divest its remaining businesses over the next 12 months, and other statements identified by words such as “will”, “expect”, “intends”, “believe”, “anticipate”, “estimate”, “should”, “intend”, “plan”, “potential”, “predict” “project”, “aim”, and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of the management of Sigma Designs, as well as assumptions made by, and information currently available to, such management, and involve risks and uncertainties, many of which are Sigma’s and its management’s control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.

Particular uncertainties that could materially affect future results include any risks associated with the proposed transaction such as: (1) the risk that the conditions to the closing of the transaction are not satisfied; (2) uncertainties as to the timing of the consummation of the transaction and the ability of each party to consummate the transaction; (3) risks that the proposed transaction disrupts the current plans and operations of Sigma Designs; (4) unexpected costs, charges or expenses resulting from the transaction; (5) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; and (6) the ability of Sigma to continue to explore alternatives to increase the available cash for distribution to shareholders through the previously reported plan to wind down or divest its remaining businesses over the next 12 months.

The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction Sigma Designs’ filings with the Securities and Exchange Commission (“SEC”), which you may obtain for free at the SEC’s website at http://www.sec.gov, and which discuss additional important risk factors that may affect their respective businesses, results of operations and financial conditions. Sigma Designs undertakes no intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

Sigma Designs intends to file a proxy statement in connection with announced sale of Sigma’s Z-Wave business to Silicon Labs (the “Z-Wave Sale”). Investors and security holders of Sigma Designs are urged to read such proxy statement (including any amendments or supplements thereto) and any other relevant documents in connection with the Z-Wave Sale that Sigma will file with the SEC upon such documents becoming available because they will contain important information about Sigma Designs and the Z-Wave Sale. Such materials filed by Sigma Designs with the SEC may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at the Investor Relations page on Sigma Designs’ website at www.sigmadesigns.com or by writing to Sigma Designs’ Secretary at 47467 Fremont Blvd. Fremont, CA 94538 USA.

Sigma Designs and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Sigma Designs’ shareholders with respect to the Z-Wave Sale. Additional information about Sigma Designs’ directors and executive officers is set forth in Sigma Designs’ proxy statement on Schedule 14A filed with the SEC on July 17, 2017 and Annual Report on Forms 10-K and 10-K/A for the fiscal year ended January 28, 2017. Information regarding their direct or indirect interests in the Z-Wave Sale will be set forth in the proxy statement and other materials to be filed with SEC.

Contacts

Jim Fanucchi

Darrow Associates, Inc.

(408) 404-5400

IR@sigmadesigns.com

Elias Nader, Interim CEO & President & Chief Financial Officer

Sigma Designs, Inc.

(510) 897-0077

IR@sigmadesigns.com